Exhibit 10.44



January 10, 1997


Mr. Raymond Benson
MRS Technology, Inc.
10 Elizabeth Drive
Chelmsford, MA 01824

Dear Ray:

You expressed concern at the time of your hire that your position as V.P. of Sales may be eliminated if MRS was purchased by another company or if another company made a substantial investment in MRS. This letter confirms our earlier verbal commitment to provide a severance package in such event.

Beginning at the closing date of any such merger or change of control, your base salary will be continued at 90% of your salary on 1/10/97 until you find other employment in a comparable position or at a comparable rate, up to 36 weeks from the date of such closing. You will be paid biweekly (or in lump sum, at the company's option). Your group medical, group term life insurance, and group dental plans will be continued for the same time, and under the same conditions.

If at the time of closing an interim period of employment has been agreed upon, the 36 week period will begin at the end of such interim period.

This agreement will remain in force so long as you are available to consult with the surviving company on matters that related to your work at MRS, and so long as you are not assisting any competitor of the surviving company.

Should MRS be the surviving company, your MRS options will fully vest at the date of closing, and you will be granted a period of up to 4 years to exercise these options. If another company purchases MRS, the terms of such a purchase will prevail.

Note, if within the surviving company a job is found that is acceptable to you, your salary and option packages will be determined during such negotiations and this agreement will be superseded.

These arrangements are, of course, contingent upon your continued employment at MRS through such closing.

Your continued loyalty, support and business advice is much appreciated.

Sincerely yours,
/s/Griff Resor III, President